EXHIBIT 99.2
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Operator:
Welcome to the Dycom earnings conference call. At this time all participants are in a listen only mode, later we will conduct a question-and-answer session. Instructions will be given at that time. As a reminder, this conference is being recorded. I would now like to turn the conference over to our host, Mr. Steven Nielsen. Please go ahead.
Steven Nielsen:
Thank you, Jean. Good morning everyone; I’d like to thank you for attending our first-quarter fiscal 2008 Dycom earnings conference call. With me we have in attendance Richard Dunn, our Chief Financial Officer, and Rick Vilsoet, our General Counsel. Now I will turn the call over to Rick Vilsoet. Rick.
Rick Vilsoet:
Thank you, Steve. Statements made in the course of this conference call that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in forward-looking statements is contained from time to time in the Company’s Securities and Exchange Commission filings including, but not limited to, the Company’s annual report on Form 10-K for the year ended July 28, 2007. The Company does not undertake to update such forward-looking information. Steve.
Steven Nielsen:
Thanks, Rick. Yesterday we issued a press release announcing our first-quarter fiscal 2008 earnings. As you review this release it is important to note that during our second quarter of fiscal 2007 one of our subsidiaries ceased operations and accordingly we have reported those results as discontinued. Consequently, for clarity, our comments will be limited to results from continuing operations.
Now for the quarter ending October 27, 2007; total contract revenues were $329.7 million versus $270.6 million in the year ago quarter, a growth rate or an increase of 22%. Income from continuing operations was $15.3 million versus $9.5 million, an increase of 60%. And fully diluted earnings per share from continuing operations was $0.37 versus $0.24, an increase of 54%. Backlog at the end of the first quarter of fiscal 2008 was $1.19 billion versus $1.39 billion at the end of the fourth quarter, a decrease of $199 million from the fourth quarter. Of this backlog approximately $689.4 million is expect to be completed in the next 12 months. Please note that with regards to a certain multi-year project relating to fiber deployments, we have included in backlog only those amounts related to work estimated to be performed during the balance of calendar year 2007.
For the first quarter our earnings were at the top end of our earnings per share expectations and up 54% year-over-year due to strong operating performance. Additionally, organic revenue growth was 15.5% after adjusting for revenues from businesses acquired during fiscal 2007.
Gross margin increased 122 basis points from the prior year. The year-over-year increase in gross margin was due in part to improved performance across a number of our businesses, steady Voice Over IP installation activity, sustained and steady volumes from telephone companies and increased construction spending from a number of cable operators. Organic revenue from our top five customers on a combined basis grew 23%, demonstrating notable strength within our business. General and administrative expenses declined 25 basis points from the prior year reflecting good expense management.
Cash flow from operations was solid in the quarter at $17.7 million despite a sequential increase in revenues of over $12 million and the payment of normal year-end expense accruals. Net debt was up slightly sequentially but down year-over-year by over $39 million. Days sale outstanding were steady at 70 days. Capital expenditures net of disposals totaled $19.3 million as we experience continued organic growth and executed upon our normal replacement cycle.
Headcount at the end of the quarter was 11,159 reflecting a steady seasonal increase and organic growth.
During the quarter we experienced the effects of a moderately growing overall economy; steady spending by a telephone company which had completed a merger at the beginning of this calendar year; expenditures by another telephone company which were steady sequentially and up year-over-year; and results from cable operators which continue to show significant improvement.
Revenue from AT&T including legacy BellSouth was slightly up sequentially and increased $13 million year-over-year or 28.5%. AT&T was our largest customer at $60.8 million or 18.5% of total revenue.
For Verizon we performed work for its fiber to premise initiatives in the states of Massachusetts, Rhode Island, New York, Maryland, Virginia and Florida. Revenue from Verizon was $58.9 million during the quarter, up from $45.5 million in the year ago quarter or 29.7%. At 17.9% of revenue, Verizon was our second largest customer.
Revenue from Comcast was $40.5 million. Comcast was Dycom’s third largest customer for the quarter at 12.3% of revenue. Significantly, after adjusting for acquired revenue, revenue from Comcast grew 17.9% year-over-year.
Time Warner was our fourth largest customer with revenues of $30.3 million, or 9.2% of total revenue, reflecting increased upgrade activity and steady installation volumes.
And finally, with Embarq we experienced a sequential decline in revenues at $19.4 million. Embarq was our fifth largest customer. Altogether our top five customers represented 63.7% of revenue.
During the quarter we continued to book new work and renew existing work. From AT&T we received a new three-year master services agreement for Wilmington, North Carolina and from TDS Telecom a fiber to the premise project located just outside Knoxville, Tennessee. For Cox we were awarded a network bandwidth upgrade in Virginia; from Comcast an upgrade in the Bay area of California and a large mapping project in the Northeast; and for Time Warner a design project and network upgrade in California. And finally, from Williams two gas pipeline projects in the western U.S.
Throughout the quarter Dycom continued to demonstrate strength. First and foremost we maintained solid customer relationships throughout our markets. Secondly, the strength of those relationships and the value we can generate for our customers has allowed us to be at the forefront of rapidly evolving industry opportunities. We believe that the commitment by the nation’s leading two RBOC’s to deploy fiber deeper into their networks is now self-evident, irreversible and will drive broad industry developments for the next several years. In fact, the vast rewiring of the nation’s telecommunications infrastructure in order to dramatically expand the provisioning of bandwidth and the delivery of new service offerings is now firmly underway and accelerating. We are encouraged that one RBOC has recently and publicly indicated increased spending in a region of the country where we have a significant presence and that another RBOC is publicly committed to increasing its fiber deployments in 2008.

Additionally, we are encouraged with our continued success in expanding our technical and upgrade services for cable operators and heartened by a meaningful and continued upturn in bidding and award activity. Furthermore, continued acceleration and consumer demand for high-definition video promises to reinforce this cycle as network capacity may become constrained.
And finally, we have maintained our financial strength, generating solid cash flows from operations which over time has allowed us to make significant capital investments to facilitate future growth, both internally, and externally through acquisitions.
As our industry continues its own growth we believe Dycom’s fundamental strength will allow us to remain one of the best positioned firms in our industry, able to exploit profitable growth opportunities. After weighing all of the factors we have discussed today, as well as our current expectations, we have updated our forecast as follows. For the second quarter of fiscal 2008 we anticipate earnings per share of $0.15 to $0.21 on revenues of $290 million to $310 million.
This outlook anticipates continued growth in the U.S. economy; seasonally normal weather; organic growth which may exceed 10%; broad solid operating performance; sequential G&A expenses flat to modestly down as a percentage of revenues excluding non-cash compensation; a seasonal decline in other income of approximately one-half from our first quarter as we anticipate a reduced number of assets will be sold in the second quarter; increased levels of depreciation during the second quarter versus the first quarter as a result of our recent purchases of capital assets; and non-cash compensation expense of approximately $2.1 million on a pretax basis during the quarter, flat with the $2.1 million we had in the first quarter. Now I will turn the call over to Dick Dunn, our CFO. Dick.
Dick Dunn:
Thanks, Steve. Before I begin my review let me remind everyone that during the second quarter of the prior fiscal year we discontinued the operations of one of our subsidiaries, Apex Digital. The after-tax results of the discontinued operations have been excluded from income from continuing operations and have been included as a separate line on the face of the income statement for all periods presented. For the purposes of my financial review all references, unless otherwise indicated, will relate to the results from continuing operations excluding the impact of discontinued operations.
Now turning to the income statement. Contract revenues for the current quarter were $329.7 million, up 21.9% from last year’s Q1 of $270.6 million. Excluding revenues of subsidiaries acquired during or subsequent to Q1 of fiscal year 2007, revenues for the current quarter would have been $300.1 million, an increase of 15.5%.
For the quarter, sales from our top five customers accounted for 63.7% of total revenue versus 59.1% for the prior year’s first quarter.
Top five customers and their respective percentages of revenue for Q1 of fiscal year 2008 and 2007 are as follows, beginning with Q1 of fiscal year 2008, AT&T at 18.5%; Verizon at 17.9%; Comcast 12.3%; Time Warner 9.2%; and Embarq 5.9%. Turning to Q1 of fiscal year 2007, AT&T at 17.5%, Verizon 16.8%; Comcast 11.7%; Embarq 7.8%; and Time Warner 5.3%.
Income from continuing operations for the first quarter was $15.3 million versus $9.5 million in fiscal year 2007 representing an increase of 60.2%. Fully diluted earnings for the quarter were $0.37 per share, a 54.2% increase from last year’s $0.24 per share results.
Operating margin for the quarter increased 122 basis points coming in at 8.1% versus last year’s 6.88%. This increase was due to a 122 basis point decrease in cost of earned revenues, a 25 basis point decrease in general and administrative expenses, partially offset by a 25 basis point increase in depreciation and amortization.
Depreciation expense for the first quarter was $14.2 million versus $11.0 million for the first quarter of the prior year. This increase was due to the depreciation related to property and equipment acquired as part of the Cable Express acquisition and increased depreciation for our remaining subsidiaries, associated with higher levels of operations.
Amortization expense for the first quarter was $1.8 million versus $1.5 million for the first quarter of the prior year. This amortization is related to finite-lived intangible assets acquired as part of our prior acquisitions. The increase between the first quarter of the prior fiscal year and the first quarter of fiscal year 2008 is due to the purchase of intangible assets associated with our acquisitions of Cable Express and Cavo.
The effective tax rate for the quarter was 38.8% versus 39.5% for the prior year’s comparable period.
Net interest expense for the quarter was approximately $3.3 million versus $3.4 million for the comparable prior year period.
Other income for the quarter, consisting primarily of gains associated with the disposition of fixed assets, was approximately $1.6 million versus $495,000 for the comparable quarter in our fiscal 2007 year.
For the quarter our cash flow from operating activities was $17.7 million. The primary components of this cash flow were net income of $14.9 million and depreciation and amortization of $16 million, partially offset by increases in working capital of $11.9 million.
Investing and financing activities for the quarter used $17.3 million. The primary components of this use consisted of capital expenditures of $21.2 million; repurchases of 94,000 shares of our common stock for $2.8 million; and principal payments on capitalized leases of $0.9 million. These uses were partially offset by proceeds from net borrowings under our revolving credit agreement of $5 million; the sale of assets of $1.8 million; and the exercise of stock options of $1.1 million.
Outstanding debt, net of cash, at the end of the quarter was $151.6 million, up from $147.9 million in the prior quarter.
During the quarter net receivables increased from $146.9 million to 157.1 million resulting in days sale outstanding, or DSO, of 43.4 days versus 42.1 days at the end of the fourth quarter, an increase of 1.3 days.
Net unbilled revenue balances increased in the quarter from $94.7 million to $96.2 million resulting in a DSO of 26.5 days, a decrease of 0.7 days from Q4’s figure of 27.2 days.
On a cumulative basis the combined DSO for our trade receivables and unbilled revenues increased from 69.3 days to 69.9 days, an increase of 0.6 days.
At October 27, 2007 the accruals for our self-insured casualty program was $64 million which includes $28.7 million of incurred but not reported claims. During the first quarter of fiscal 2008 revenue from multi-year master service agreements represented 68.3% of contract revenues versus 72.8% for Q1 of the prior year. Revenue from long-term contracts and multi-year master service agreements represent 86.8% of contract revenue versus 85.9% for Q1 of the prior fiscal year. Steve.
Steven Nielsen:
Thanks, Dick. Now Jean will open the call for questions.
Operator:
Mark Hughes, SunTrust.
Mark Hughes:
Thank you very much, very good quarter. The question on AT&T, it seems like the merger announcements or speculation is heating up with the satellite provider. What do you think that will due to your business with AT&T if that’s consummated?
Steven Nielsen:
Mark, we’re speculating and our business is building the infrastructure. But I think from our perspective, not only is the infrastructure that we’re building for AT&T necessary to provision video, but it’s also to improve bandwidth for high-speed data services to consumers. And so we think that they remain committed. Just last week they announced that they were going to spend an extra $500 million on the Lightspeed project. And so we’re watching the news, but we don’t see any impact currently in our business.
Mark Hughes:
Right. Now if they’re building up the network and should have their own video capability, I guess it would be some time before they got it widely distributed in their network. So what’s the rationale or why would they continue to build out even if they’ve got — I guess you’re pointing out that it’s the high-speed data that’s driving it.
Steven Nielsen:
Yes, I think, Mark, it may be illustrative when prior to the merger with AT&T, BellSouth had issued contracts to us and to others to improve the bandwidth in their network for high-speed data and was not publicly committed to doing anything with video over that network. So we remain comforted that even if we go back to that position there was a desire from AT&T to spend money on staying current with cable on bandwidth.
Mark Hughes:
Exactly. And then with Comcast it seems like you’re describing a meaningful continued upturn in bidding activity. There had been some concern that they seem to be easing back on CapEx or, you know, their rhetoric was once again returning to the idea that they would not have to spend as much money going forward. But it sounds like you’re seeing good activity with them, is that right?
Steven Nielsen:
We’re certainly seeing more cable construction and technical services opportunity, not only across Comcast but amongst a number of other cable operators — Time Warner, Cox, Charter. So from our perspective we watch what we see coming in for opportunities and understand that these are big companies with large capital budgets and they cover lots of things of which the services that we provide are only a part. So there may be some rotation going on or other things, but we know what opportunities that we’re seeing in the marketplace every day.
Steven Nielsen:
Right. Very good, thank you very much.
Operator:
Alex Rygiel, FBR Capital Markets.
Alex Rygiel:
Thank you, good morning Steve. A couple of questions, first, when you look at the total backlog that you reported, on an apples-to-apples basis if you were to exclude a large telecom customer it would appear that your total backlog is up about 15% year-over-year, is that correct?
Steven Nielsen:
You know, we haven’t done the calculation Alex. But I think as we talked about I think a year ago, backlog is an uncertain indicator of future opportunity, we look to the market and see what we’re seeing for opportunities every day. And so we haven’t done the calculation but it would be consistent with the way we’re viewing the market right now.
Alex Rygiel:
And as it relates to your 12-month backlog, last year at this time you actually included a forward projection for Verizon, but currently you are not doing that. Can you talk a little bit about your visibility inside Verizon looking out into 2008?

Steven Nielsen:
Yes. We’re currently working with Verizon and we think it’s going as expected to finalize the outlook for ‘08 and ‘09, and we think that will be done before we report the next quarter.
Alex Rygiel:
But what is different today versus a year ago that puts you in a position that is not willing to include Verizon in your opening 12-month forecast?
Steven Nielsen:
As we’ve talked about before, the contract with Verizon periodically allows both parties to have a pricing discussion. And that was not occurring last year but is occurring currently. We’re obviously not going to comment on it other than to say we think that it’s moving along as we expect.
Alex Rygiel:
And you also provided us guidance for the January quarter. Does that January quarter, specifically for the month of January, include revenue in the guidance associated with Verizon?
Steven Nielsen:
We took our best shot at looking at the entirety of the quarter and we anticipate having revenue from Verizon in January, although it’s not in the backlog.
Alex Rygiel:
Great, thank you very much.
Operator:
John Rogers, D.A. Davidson.
John Rogers:
Good morning. I apologize, the total backlog number at the end of the quarter was and total employees were what?
Steven Nielsen:
John, the backlog was $1.19 billion and the employees were 11,159.
John Rogers:
Okay. And Steve, you talked a little bit about some regional developments. But are you seeing any impact, particularly in California and Florida, from reduced housing construction? And then secondly, less storm restoration work this year?
Steven Nielsen:
We’ll tackle storm restoration first, John. As we’ve discussed before, when there are hurricanes or other very significant weather events, we may have some storm restoration. And so in calendar ‘04 and calendar ‘05 and into the first quarter of ‘06 we certainly had work out of Wilma and Katrina and the other hurricanes that hit Florida in that time period. But that is not typical. So we did not experience much in the way of any storm restoration work in this quarter nor do we anticipate going forward into the second quarter. And that’s far more typical of our business than the activity that we saw in the Southeast a couple of years ago. With respect to housing starts, if you think about our business in terms of the customers we work for generally for cable operators we’re doing technical upgrades and installation services and we have not seen that business impacted in any meaningful way by housing starts. There’s been some impact with our master service construction agreements with telephone companies, but it’s been more than offset by the upturn in their spending on these new bandwidth enhancing capital initiatives.
John Rogers:
Okay. In terms of wage rates, I mean it sounds like you’re holding or at least it appears from the numbers those are moving in line with revenue inflation?

Steven Nielsen:
We don’t see any particular cost pressure in any kind of systemic way. That doesn’t mean that in some part of the country that there may be a shortage of some particular skill set. But as we’ve talked about it before, that’s just part of being in this business and it’s not anything that we have not worked our way through before successfully.
John Rogers:
Okay. Great, thank you. Congratulations.
Operator:
Simon Leopold, Morgan Keegan.
Paul Bonenfant:
Good morning, this is Paul Bonenfant for Simon Leopold. I wanted to start with a couple of housekeeping questions if I might. If you could round out the top 10 customer list with the next five? And provide the segment revenue including a breakout between telco and cable?
Dick Dunn:
Okay, Paul, I can handle that for you. The number six customer would have been Charter at 5.29%; then Questar Gas at 2.56%; Qwest at 2.35%; Windstream at 1.74%; and Cablevision at 1.61%. And moving over to the customer category, we had about 43.5% to telcos; about 31% to cable TV companies; utility locating services were about 17.7%; and electrical and other 7.8%.
Paul Bonenfant:
Okay, thank you, that’s helpful. In terms of the revenue forecast for next quarter, we’re now looking at a forecast for about a 6% to 12% sequential decline. On the last call you had suggested more of a 10% to 15% range; you’ve come in high on the revenue in terms of your original forecast this quarter. And I’m wondering what changed, if it’s visibility across all businesses or across any one segment in particular?
Steven Nielsen:
Well, we had talked about on the last call, Paul, that 10% to 15% was a good historic rule of thumb; we weren’t providing guidance for the second quarter with respect to revenue but just helping people think about it for modeling purposes. This quarter, we had a strong quarter at the high end of our expectations in this quarter, and we see that momentum carrying. Of course this is the quarter where there’s more uncertainty because of the weather and other factors that are just hard to see until you get there. But based on current levels of activity and our best estimate of the next two or three months we feel pretty good about this revenue forecast.
Paul Bonenfant:
Okay, fair enough. And just to follow up quickly on the forecast. The earnings is a bit light of consensus or where the Street is today and I’m wondering if we’ve gotten ahead of ourselves and this is just typical seasonality or if there may be other items at work here like maybe fuel providing a bit of the drag?
Steven Nielsen:
Well, there’s certainly a little bit of the drag to fuel. Although as we’ve talked about that before, that is not a huge cost for us, but certainly it’s higher now than it was in the first quarter on average. I think the other thing Paul, that we would ask people to look at is make sure that they understand that we’re adding assets so that means depreciation is going to improve. And then a number that moves around from quarter to quarter really based on our activity levels and what we have for replaced and idle assets is the other income. And I know that number has been a little bit hard for folks to forecast, which is why we’ve tried to give a little bit more specific guidance on this quarter.
Paul Bonenfant:
That’s helpful, thanks for taking my questions.
Operator:
Jack Kasprzak, BB&T Capital Markets.

Jack Kasprzak:
Thanks, good morning. You just touched on one of my questions, but I guess I’ll go-ahead and ask it anyway with regard to the revenue guidance for the quarter. And you said 10 or so percent — 10 plus percent organic growth for the next quarter. And given that it was 15 or so percent in Q1 and you described the spending trends by your customers in terms of network build-out as irreversible, should we have a greater degree of confidence here as the past few months have gone by that this is a business that could sustain a 10% or so organic growth rate even beyond the next quarter? Is that kind of what you see as the run rate for your business now?
Steven Nielsen:
Well, Jack, we don’t provide guidance beyond the quarter out. And so we won’t talk to any specifics about future run rates. But what we will say is that in an environment where our primary customers, the cable and telephone companies, are both aggressively deploying capital to improve network spend, that creates opportunities for us to grow the business. And that clearly is the environment that we see ourselves in at this point. I think with respect to the second quarter this is always the quarter that is very difficult to forecast with both revenue and earnings just because as we get deeper into the quarter the weather becomes more difficult. And while the business that we have always needs to get done in a customer’s budget cycle, if we have a week or 10 days of bad weather at the end of January, we’ll certainly capture the revenue that we don’t accomplish during that time period, but it won’t be in this quarter. And so we just always have to have a certain degree of conservatism built into this outlook for this quarter. And that’s historically always been the case.
Jack Kasprzak:
Okay, fair enough, that’s helpful. Also, will the second quarter of ‘07 revenue be restated versus what was reported last year?
Steven Nielsen:
Well, we will back out the discontinued ops line both the revenue and the EPS impact. I think if you look in the second quarter of last year, Jack, we had discontinued that operation during the quarter, if you go back in look at the quarter, the number will be right there for you.
Jack Kasprzak:
Okay, great. And also, you said fuel costs are relatively low, but can you quantify how much of your costs are related to fuel right now, approximately?
Dick Dunn:
It’s in the 3 something percent range.
Steven Nielsen:
So if it moves up 10% we’re talking 30 basis points. It’s not a material expense item, although we watch them all because that’s what you have to do in our business.
Jack Kasprzak:
That’s great. Thanks a lot. Good quarter.
Operator:
Alan Mitrani, Sylvan Lake Asset Management.
Alan Mitrani:
Thank you. Dick, could you just remind us, I’m sorry, what was CapEx before disposals and then how much were disposals?
Dick Dunn:
Let me just make sure I get the exact numbers here. We spent $21.2 million on CapEx
Steven Nielsen:
And net it was $19 million and change, Alan. So I think it was about $1.8 million in disposals.

Alan Mitrani:
Okay, and what’s your expectation for the year? Has that changed at all?
Steven Nielsen:
Yes. We had told you on the last call, Alan, that we thought it would be $65 million to $70 million on a net basis. As we talked about in my comments, we did pick up a new master contract with AT&T in North Carolina. During the first quarter we spent about $2.5 million or there about gearing that contract up. And subsequent to the October quarter, we’ve actually added a master contract with another customer in the Southeast. So we think we need to take that number up about $5 million, so we’d expect kind of $70 million to $75 million at this point just for the addition of those two master contracts.
Alan Mitrani:
Okay. And so then the depreciation and amortization combined was $16 million and change this quarter, so we should trail that up going through the rest of the year I assume?
Steven Nielsen:
Yes. I think there’s a couple of things going on, Alan. I mean, we’re adding assets, but if you think and look back at what our CapEx spending was five years ago, it was far lower than what it is now, of course the business was much smaller and it was not growing. And so you have assets that are rolling off the depreciation schedule that have less value, less original value than what’s coming on. And so that’s part of the impact also.
Alan Mitrani:
Okay. And then you were talking about potential use, I know a year ago you put in the potential for price increases for Verizon. Is this an annual discussion that happens or is this you’re setting prices for the next couple years?
Steven Nielsen:
This is for a couple years which is exactly what happened a couple years ago.
Alan Mitrani:
Okay. Can you give us a sense of what kind of price increases you’re looking for?
Steven Nielsen:
We don’t negotiate with our customers on conference calls, Alan. As we work through it we’re confident that we’ll be satisfied with the outcome.
Alan Mitrani:
Okay. And when is that supposed to go into effect?
Steven Nielsen:
Well, it’s a calendar year process. Sometimes it may take a little bit longer or it may get done a little sooner but we’re in that process now.
Alan Mitrani:
Okay. And then you did buy back stock this quarter. Can you just remind us what price you paid or how many shares you bought or where are you on your authorization?
Dick Dunn:
We bought 94,000 shares, Alan, it’s about $2,750,000 roughly, so — the average price was $29 something.
Alan Mitrani:
And then can you just tell us when does your blackout period start? So for example you just reported today, when can you be back in the market buying stock back?

Steven Nielsen:
It’s generally two days after earnings Alan, so I guess that would be Friday. Of course that’s a short day on the Street. And then it closes two weeks prior to the end of the quarter.
Alan Mitrani:
Okay. Thank you.
Steven Nielsen:
Jean, if we have no further questions I want to thank everybody for their time and attention and we look forward to speaking to you the last week of February on our next earnings call. Thank you very much.
Operator:
That does conclude our conference for today. Thank you for your participation and for using AT&T executive teleconference service. You may now disconnect.